Friday, July 14, 2023
FOR IMMEDIATE RELEASE

Washington Federal Announces Quarterly Earnings Per Share Of $0.89

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank (the "Bank"), today announced quarterly earnings of $61,775,000 for the quarter ended June 30, 2023, a decrease of 2.4% from $63,295,000 for the quarter ended June 30, 2022. After the effect of dividends on preferred stock, net income available for common shareholders was $0.89 per diluted share for the quarter ended June 30, 2023, compared to $0.91 per diluted share for the quarter ended June 30, 2022, a $0.02 or 2.1% decrease in fully diluted earnings per common share. Return on common shareholders' equity for the quarter ended June 30, 2023 was 11.1% compared to 12.5% for the quarter ended June 30, 2022. Return on assets for the quarter ended June 30, 2023 was 1.1% compared to 1.3% for the same quarter in the prior year.
President and Chief Executive Officer Brent J. Beardall commented, "I am pleased to share that during the quarter we experienced net deposit inflows totaling $259 million, resulting in positive deposit growth for the fiscal year-to-date. This is a continued reflection of the confidence our clients place in WaFd. Net income is only slightly below the same quarter last year, even with the challenging interest rate environment and the turmoil in the banking industry over the last six months and we view the slowing pace of margin contraction to be a positive sign for our future. Specifically, our net interest margin contracted 42 basis points from 3.68% for the month of December 2022 compared with 3.26% for the month of March 2023. Using a consistent comparison, the contraction was only 5 basis points from March compared to 3.21% for the month of June 2023.
After nine consecutive years of net recoveries, during the last two quarters we have experienced net loan charge-offs. It is clear the rapid rise in interest rates is causing some stress for a limited sub-set of borrowers, but taken in its entirety, credit quality remains a positive differentiator for the Bank. Over 85% of our loans are secured by real estate with an estimated average current loan to value ratio under 45%. While there will likely be further stress for certain segments, we believe the Bank's conservative underwriting will accrue to our long-term benefit.
While we cannot directly control market forces affecting the valuation of our stock, we can effect change in tangible book value per share. Over the past 12 months, we increased tangible book value per share by $2.92 or 11.8%. As of June 30, 2023, WaFd stock was trading at 7.4 times annualized quarterly earnings, which we believe trades below our intrinsic value. Ultimately, we will need to demonstrate to investors that our margin is sustainable over the long-term. In the meantime, the current environment is shaping up to be a "reset" for regional banks and we believe we are well positioned to capitalize on disruptions in the market."
Total assets were $22.6 billion as of June 30, 2023, compared to $20.8 billion at September 30, 2022, primarily due to the $1.3 billion, or 7.9%, increase in net loans. In addition, cash increased by $455.7 million while investment securities decreased by $43.9 million.
The Bank's held to maturity ("HTM") investments were $434 million as of June 30, 2023, with a net unrealized loss of $40 million. Although not permitted by U.S. Generally Accepted Accounting Principles ("GAAP"), including these unrealized losses in accumulated other comprehensive income would result in a ratio of shareholder's equity to total assets of 10.44% compared to 10.62%, as reported.
Customer deposits totaled $16.1 billion as of June 30, 2023, an increase of $90.9 million or 0.6% since September 30, 2022. Transaction accounts decreased by $1.4 billion or 11.3% during that period, while time deposits increased $1.5 billion or 45.7%. As of June 30, 2023, 69.8% of the Company’s deposits were held in transaction accounts, down from 79.2% at September 30, 2022. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 89.7% of deposits at June 30, 2023. Uninsured deposits were 25%

as of June 30, 2023, a decrease from 27% as of March 31, 2023. Our focus historically has been on growing transaction accounts to lessen sensitivity to rising interest rates and manage interest expense, however, the current rate environment has resulted in increased demand for higher yielding deposits.
Borrowings totaled $3.8 billion as of June 30, 2023, an increase from $2.1 billion at September 30, 2022. The effective weighted average interest rate of borrowings was 3.93% as of June 30, 2023, an increase from 2.02% at September 30, 2022.
The Bank had loan originations of $0.9 billion for the third fiscal quarter of 2023, compared to $2.7 billion of originations in the same quarter one year ago. Offsetting loan originations in each of these quarters were loan repayments of $1.1 billion and $1.7 billion, respectively. In addition to the slowing repayments, which are directly correlated with the rapid rise in interest rates, the Bank has intentionally slowed new loan production to temper net loan growth. Even so, net loans outstanding grew for the quarter due to the funding of construction loans previously originated. Commercial loans represented 63% of all loan originations during the third fiscal quarter of 2023 and consumer loans accounted for the remaining 37%. Commercial loans are preferable as they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 5.11% at June 30, 2023, an increase from 4.25% as of September 30, 2022, due primarily to higher rates on adjustable rate loans as well as higher rates on newly originated loans.
Credit quality continues to be monitored closely which is of particular importance in light of the shifting economic and monetary environment. As of June 30, 2023, non-performing assets increased to $67.0 million, or 0.3% of total assets as result of the deterioration of one large commercial loan. This compares to 0.3% of total assets at June 30, 2022 and 0.2% at September 30, 2022. Delinquent loans were 0.3% of total loans at June 30, 2023, compared to 0.3% at June 30, 2022 and 0.2% at September 30, 2022. The allowance for credit losses (including the reserve for unfunded commitments) totaled $204.6 million as of June 30, 2023, and was 1.03% of gross loans outstanding, as compared to $205.3 million, or 1.06% of gross loans outstanding, at September 30, 2022. Net charge-offs were $10.4 million for the third fiscal quarter of 2023, compared to net recoveries of $0.6 million for the prior year same quarter.
The Bank recorded a $9.0 million provision for credit losses in the third fiscal quarter of 2023, compared to a $1.5 million provision in the same quarter of fiscal 2022. The provision in the quarter ended June 30, 2023 was primarily due to one charge-off, offset by reduced unfunded commitment balances combined with the uncertain economic outlook amid concerns around a possible recession and recent macro-economic events.
The Company paid a quarterly dividend on the 4.875% Series A preferred stock on April 15, 2023. On June 2, 2023, the Company paid a regular cash dividend on common stock of $0.25 per share, which represented the 161st consecutive quarterly cash dividend. During the quarter, the Company repurchased 1,116,649 shares of common stock at a weighted average price of $25.62 per share and has authorization to repurchase 2,559,611 additional shares. Tangible common shareholders' equity per share increased by $2.09, or 8.2%, to $27.58 since September 30, 2022. The ratio of total tangible shareholders' equity to tangible assets was 9.4% as of June 30, 2023.
Net interest income was $168.7 million for the third fiscal quarter of 2023, an increase of $17.0 million or 11.2% from the same quarter in the prior year. The increase in net interest income was primarily due to the $2.0 billion increase in average loans outstanding during the quarter despite a decrease in the interest rate spread of 34 basis points. The decrease in the spread was the result of an increase of 209 basis points in the average rate paid on interest-bearing liabilities outpacing a 174 basis point increase in the average rate earned on interest-earning assets. Net interest margin improved to 3.27% in the third fiscal quarter of 2023 compared to 3.22% for the prior year quarter.
Total other income was $13.8 million for the third fiscal quarter of 2023 compared to $17.6 million in the prior year same quarter. Loan fee income decreased by $0.6 million when compared to the same quarter in the prior year due to a reduction in loan production. In addition, a one-time loss of $0.9 million recorded on our client rate swap program due to the LIBOR rate transition completed this quarter. Other income decreased $2.3 million due to a

$2.7 million in unrealized gains on certain equity investments which were recorded in the quarter ended June 30, 2022.
Total other expense was $94.7 million in the third fiscal quarter of 2023, an increase of $7.3 million, or 8.3%, from the prior year's quarter. Compensation and benefits costs increased by $2.4 million, or 5.0%, over the prior year quarter primarily due to annual merit increases and investments in strategic initiatives combined with a reduction in capitalized compensation as loan originations have decreased. FDIC premiums increased by $3.3 million compared to the same period last year. Merger related expenses of $0.5 million were also included in total other expense. Despite these increases, the Company’s efficiency ratio in the third fiscal quarter of 2023 remained stable at 51.9%, compared to 51.6% for the same period one year ago.
Income tax expense totaled $17.7 million for the third fiscal quarter of 2023, as compared to $17.5 million for the prior year same quarter. The effective tax rate for the quarter ended June 30, 2023 was 22.29% compared to 21.70% in the prior year same quarter and 21.23% for the year ended September 30, 2022. The Company’s effective tax rate varies from the statutory rate mainly due to state taxes, tax-exempt income, tax-credit investments and miscellaneous non-deductible expenses.
WaFd Bank is headquartered in Seattle, Washington, and has 199 branches in eight western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information about the Company.
Non-GAAP Financial Measures
The adjusted ratio of shareholders' equity to total assets on June 30, 2023, discussed above, is calculated by deducting the $40 million in unrealized losses on HTM investments from total GAAP equity of $2.4 billion, then dividing the adjusted equity by total assets of $22.6 billion to arrive at 10.44%. The unadjusted ratio as of June 30, 2023, was 10.62%.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical or current fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. Words such as “anticipate,” “believe,” “continue,” “expect,” “goal,” “intend,” “should,” “strategy,” “will,” or similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, including the following risks and uncertainties, and those risks and uncertainties more fully discussed under “Risk Factors” in the Company’s September 30, 2022 10-K, and Quarterly Reports on Form 10-Q which could cause actual performance to differ materially from that anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to (i) current and future economic conditions, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, a potential recession, and slowdowns in economic growth; (ii) fluctuations in interest rate risk and market interest rates, including the effect on our net interest income and net interest margin, (iii) financial stress on borrowers (consumers and businesses) as a result of higher interest rates or an uncertain economic environment; (iv) changes in deposit flows or loan demands; (v) the effect of COVID-19 and other infectious illness outbreaks that may arise in the future and the resulting governmental and societal responses; (vi) global economic trends, including developments related to Ukraine and Russia, and related negative financial impacts on our borrowers; (vii) risks related to the proposed merger with Luther Burbank Corporation; (viii) our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking” and identity theft; and (ix) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services. The Company undertakes no obligation to update or revise any forward-looking statement.

# # #
Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Chief Marketing Officer
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	June 30, 2023	September 30, 2022
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$1,139,643	$683,965
Available-for-sale securities, at fair value	2,036,233	2,051,037
Held-to-maturity securities, at amortized cost	434,172	463,299
Loans receivable, net of allowance for loan losses of $178,069 and $172,808	17,384,188	16,113,564
Interest receivable	81,931	63,872
Premises and equipment, net	237,339	243,062
Real estate owned	8,371	6,667
FHLB and FRB stock	130,875	95,073
Bank owned life insurance	241,351	237,931
Intangible assets, including goodwill of $303,457 and $303,457	309,069	309,009
Other assets	549,416	504,652
	$22,552,588	$20,772,131
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Transaction deposits	$11,256,575	$12,691,527
Time deposits	4,863,849	3,338,043
Total customer deposits	16,120,424	16,029,570
Borrowings	3,750,000	2,125,000
Advance payments by borrowers for taxes and insurance	33,516	50,051
Federal and state income tax liabilities, net	1,091	3,306
Accrued expenses and other liabilities	253,491	289,944
	20,158,522	18,497,871
Shareholders’ equity
Preferred stock, $1.00 par value, 5,000,000 shares authorized; 300,000 and 300,000 shares issued; 300,000 and 300,000 shares outstanding	300,000	300,000
Common stock, $1.00 par value, 300,000,000 shares authorized; 136,457,717 and 136,270,886 shares issued; 64,721,190 and 65,330,126 shares outstanding	136,458	136,271
Additional paid-in capital	1,685,587	1,686,975
Accumulated other comprehensive income (loss), net of taxes	47,351	52,481
Treasury stock, at cost; 71,736,527 and 70,940,760 shares	(1,612,494)	(1,590,207)
Retained earnings	1,837,164	1,688,740
	2,394,066	2,274,260
	$22,552,588	$20,772,131
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	$32.36	$30.22
Tangible common shareholders' equity per share	27.58	25.49
Shareholders' equity to total assets	10.62%	10.95%
Tangible shareholders' equity to tangible assets	9.37%	9.60%
Tangible shareholders' equity + allowance for credit losses to tangible assets	10.17%	10.45%
Weighted average rates at period end
Loans	5.11%	4.25%
Loans and mortgage-backed securities	4.97	4.13
Combined loans, mortgage-backed securities and investments	4.74	4.04
Customer accounts	1.82	0.51
Borrowings	3.93	2.02
Combined cost of customer accounts and borrowings	2.22	0.68
Net interest spread	2.72	3.36

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	As of
SUMMARY FINANCIAL DATA	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(In thousands, except share and ratio data)
Cash	$1,139,643	$1,118,544	$645,862	$683,965	$607,421
Loans receivable, net	17,384,188	17,271,906	16,993,588	16,113,564	15,565,165
Allowance for credit losses ("ACL")	204,569	205,920	208,297	205,308	203,479
Available-for-sale securities, at fair value	2,036,233	2,006,286	2,059,837	2,051,037	2,150,732
Held-to-maturity securities, at amortized cost	434,172	445,222	453,443	463,299	477,884
Total assets	22,552,588	22,325,211	21,653,811	20,772,131	20,158,831
Transaction deposits	11,256,575	11,880,343	12,547,832	12,691,527	12,668,251
Time deposits	4,863,849	3,980,605	3,412,203	3,338,043	3,297,369
Borrowings	3,750,000	3,800,000	3,075,000	2,125,000	1,700,000
Total shareholders' equity	2,394,066	2,375,117	2,324,381	2,274,260	2,220,111

FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	32.36	31.54	30.96	30.22	29.39
Tangible common shareholders' equity per share	27.58	26.85	26.24	25.49	24.66
Shareholders' equity to total assets	10.62%	10.64%	10.73%	10.95%	11.01%
Tangible shareholders' equity to tangible assets	9.37%	9.39%	9.44%	9.60%	9.63%
Tangible shareholders' equity + ACL to tangible assets	10.17%	10.19%	10.27%	10.45%	10.65%
Common shares outstanding	64,721,190	65,793,099	65,387,745	65,330,126	65,321,869
Preferred shares outstanding	300,000	300,000	300,000	300,000	300,000
Loans to customer deposits	107.84%	108.90%	106.48%	100.52%	97.49%

CREDIT QUALITY
ACL to gross loans	1.0%	1.0%	1.0%	1.1%	1.1%
ACL to non-accrual loans	370.09%	595.04%	713.83%	594.51%	554.76%
Non-accrual loans to net loans	0.32%	0.20%	0.17%	0.21%	0.24%
Non-accrual loans	$55,276	$34,606	$29,180	$34,534	$36,679
Non-performing assets to total assets	0.30%	0.21%	0.18%	0.21%	0.25%
Non-performing assets	$67,000	$46,785	$38,650	$44,554	$50,430

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$232,167	$149,113	$659,070	$426,882
Mortgage-backed securities	10,454	8,618	31,489	18,069
Investment securities and cash equivalents	29,859	9,417	70,686	23,475
	272,480	167,148	761,245	468,426
INTEREST EXPENSE
Customer accounts	70,062	9,284	153,831	25,970
FHLB advances and other borrowings	33,718	6,118	80,877	21,486
	103,780	15,402	234,708	47,456
Net interest income	168,700	151,746	526,537	420,970
Provision (release) for credit losses	9,000	1,500	15,000	1,500
Net interest income after provision (release)	159,700	150,246	511,537	419,470
OTHER INCOME
Gain (loss) on sale of investment securities	—	—	—	81
Gain (loss) on hedging derivatives	(926)	—	(900)	—
Prepayment penalty on long-term debt	—	—	—	—
Loan fee income	1,000	1,618	3,154	6,014
Deposit fee income	6,660	6,613	19,201	19,338
Other income	7,037	9,319	16,412	26,457
	13,771	17,550	37,867	51,890
OTHER EXPENSE
Compensation and benefits	50,456	48,073	150,970	142,613
Occupancy	10,444	10,053	31,464	31,931
FDIC insurance premiums	5,350	2,100	13,025	7,300
Product delivery	5,217	4,667	15,154	14,432
Information technology	11,661	11,831	36,775	34,974
Other expense	11,571	10,679	36,470	34,183
	94,699	87,403	283,858	265,433
Gain (loss) on real estate owned, net	722	448	411	1,139
Income before income taxes	79,494	80,841	265,957	207,066
Income tax provision	17,719	17,546	58,739	44,131
Net income	61,775	63,295	207,218	162,935
Dividends on preferred stock	3,656	3,656	10,969	10,969
Net income available to common shareholders	$58,119	$59,639	$196,249	$151,966
PER SHARE DATA
Basic earnings per common share	$0.89	$0.91	$3.00	$2.33
Diluted earnings per common share	0.89	0.91	3.00	2.32
Cash dividends per common share	0.25	0.24	0.74	0.71
Basic weighted average shares outstanding	65,194,880	65,315,481	65,348,709	65,274,488
Diluted weighted average shares outstanding	65,212,846	65,395,666	65,442,910	65,397,579
PERFORMANCE RATIOS
Return on average assets	1.12%	1.25%	1.28%	1.08%
Return on average common equity	11.09	12.50	12.72	10.82
Net interest margin	3.27	3.22	3.49	3.00
Efficiency ratio	51.90	51.63	50.29	56.13

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$232,167	$222,957	$203,946	$174,710	$149,113
Mortgage-backed securities	10,454	10,422	10,613	8,263	8,618
Investment securities and cash equivalents	29,859	21,967	18,860	14,960	9,417
	272,480	255,346	233,419	197,933	167,148
INTEREST EXPENSE
Customer accounts	70,062	52,123	31,646	17,071	9,284
FHLB advances and other borrowings	33,718	28,185	18,974	7,243	6,118
	103,780	80,308	50,620	24,314	15,402
Net interest income	168,700	175,038	182,799	173,619	151,746
Provision (release) for credit losses	9,000	3,500	2,500	1,500	1,500
Net interest income after provision (release)	159,700	171,538	180,299	172,119	150,246
OTHER INCOME
Gain (loss) on sale of investment securities	—	—	—	18	—
Gain (loss) on hedging derivatives	(926)	26	—	—	—
Loan fee income	1,000	652	1,502	1,154	1,618
Deposit fee income	6,660	6,188	6,353	6,604	6,613
Other income	7,037	3,206	6,169	6,706	9,319
	13,771	10,072	14,024	14,482	17,550
OTHER EXPENSE
Compensation and benefits	50,456	51,444	49,070	51,304	48,073
Occupancy	10,444	10,918	10,102	10,568	10,053
FDIC insurance premiums	5,350	4,000	3,675	2,231	2,100
Product delivery	5,217	5,316	4,621	5,104	4,667
Information technology	11,661	12,785	12,329	12,228	11,831
Other expense	11,571	12,418	12,481	11,707	10,679
	94,699	96,881	92,278	93,142	87,403
Gain (loss) on real estate owned, net	722	(199)	(112)	(488)	448
Income before income taxes	79,494	84,530	101,933	92,971	80,841
Income tax provision	17,719	18,596	22,424	19,576	17,546
Net income	61,775	65,934	79,509	73,395	63,295
Dividends on preferred stock	3,656	3,656	3,656	3,656	3,656
Net income available to common shareholders	$58,119	$62,278	$75,853	$69,739	$59,639
PER SHARE DATA
Basic earnings per common share	$0.89	$0.95	$1.16	$1.07	$0.91
Diluted earnings per common share	0.89	0.95	1.16	1.07	0.91
Cash dividends per common share	0.25	0.25	0.24	0.24	0.24
Basic weighted average shares outstanding	65,194,880	65,511,131	65,341,974	65,326,706	65,315,481
Diluted weighted average shares outstanding	65,212,846	65,551,185	65,430,690	65,423,817	65,395,666
PERFORMANCE RATIOS
Return on average assets	1.12%	1.21%	1.50%	1.44%	1.25%
Return on average common equity	11.09	12.01	15.15	14.22	12.50
Net interest margin	3.27	3.51	3.69	3.64	3.22
Efficiency ratio	51.90	52.34	46.78	49.52	51.63